EXHIBIT 11.2

                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
                  Quarter Ended June 30, 1996 and July 2, 1995

(Thousands of Dollars and Shares Except Per Share Data)



                                           1996                 1995
                                     -----------------   -----------------
                                                Fully               Fully
                                     Primary   Diluted   Primary   Diluted
                                     -------   -------   -------   -------

Net earnings (loss)                 $  5,986     5,986   (14,893)  (14,893)
Interest and amortization on 6%
 convertible notes, net of taxes (a)       -         -         -         -
                                     -------   -------   -------   -------
Net earnings (loss) applicable to
 common shares                      $  5,986     5,986   (14,893)  (14,893)
                                     =======   =======    =======   =======
Weighted average number of shares
 outstanding:(b)
  Outstanding at beginning of
   period                             87,068    87,068    87,635    87,635
  Actual exercise of stock
   options and warrants                   76        76        84        84
  Assumed exercise of stock
   options and warrants                1,313     1,313         -         -
  Actual conversion of 6%
   convertible notes                       1         1         -         -
  Assumed conversion of 6%
   convertible notes (a)                   -         -         -         -
  Purchase of common stock               (71)      (71)        -         -
                                     -------   -------   -------   -------
  Total                               88,387    88,387    87,719    87,719
                                     =======   =======   =======   =======

Per common share:
  Net earnings (loss)               $    .07       .07      (.17)     (.17)
                                     =======   =======   =======   =======

(a) The effect of these notes is antidilutive and as such is not included.
(b) Computation to arrive at the average number is a weighted average computation.